Exhibit 99

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Jeryl Desjarlais	March 11, 2011
Communications Manager
(317) 972-7070 Direct
jdesjarlais@celadongroup.com

CELADON CHAIRMAN AND CEO ADOPTS 10b5-1 TRADING PLAN

INDIANAPOLIS – (BUSINESS WIRE) – Celadon Group Inc. (NYSE:  CGI) announced today today that Stephen Russell, Celadon’s Chairman of the Board of Directors and Chief Executive Officer, adopted a written sales plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) for trading approximately 15% of the shares of Celadon’s common stock owned by Mr. Russell.

Mr. Russell’s Rule 10b5-1 trading plan is intended to permit the orderly disposition of a portion of his holdings as part of his personal long-term financial plan for asset diversification and liquidity. The shares subject to the trading plan represent approximately 15% of Mr. Russell’s holdings of the Company’s common stock and related derivative securities. Beginning on March 10, 2011, a brokerage firm may sell the shares of Celadon common stock owned by Mr. Russell through March 15, 2012; provided that certain market prices for the stock are met. Mr. Russell has indicated to the Company that he presently does not intend to sell any shares of the Company’s common stock outside the trading plan during the term of the trading plan.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The Company also owns Celadon Logistics Services, which provides freight brokerage and Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services.

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This press release may contain forward-looking statements that involve risks, assumptions and uncertainties that are difficult to predict. Investors are directed to the information contained in Item 7A (“Quantitative and Qualitative Disclosures About Market Risk”) of Part II of the Company’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission, for a discussion of the risks that may affect the Company’s future operating results. Actual results may differ.

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